CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" and "Service Providers" in the combined Prospectus/Proxy Statement and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information of Neuberger Berman Realty Income Fund Inc. and Neuberger Berman Real Estate Securities Income Fund Inc. (collectively, the "Funds") in the Registration Statement on Form N-14, and to the incorporation by reference in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-14, No. 333-146967) of our report dated December 8, 2006, on the financial statements and financial highlights of the Funds included in the October 31, 2006 Annual Report to Shareholders of each Fund in the Statement of Additional Information of the Funds.



                                                           /s/ ERNST & YOUNG LLP

Boston, Massachusetts
December 10, 2007